Exhibit 1

Oi S.A. – In Judicial Reorganization Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43 Board of Trade (NIRE) No. 33.300.29520-8 Publicly-Held Company

NOTICE TO THE MARKET

Oi S.A. – In Judicial Reorganization (“Oi” or “Company”) informs its shareholders and market in general that the Company has engaged BDO RCS Auditores Independentes do Brasil (“BDO”) to provide external audit services for the fiscal years 2017-2019, pursuant to Brazilian laws and regulations, replacing the KPMG Auditores Independentes (“KPMG”),  which will continue as Oi’s auditor for financial statements to be filed with the SEC..

The Company explains that the engagement of BDO is exclusively due to the 5 (five) year term period provided for in Article 31 of CVM Instruction No. 308/99, and has been undertaken with the favorable opinion of the Fiscal Council and approval by Oi’s Board of Directors, as well as with the consent of KPMG with respect to such substitution, in compliance with the requirements of Article 28 of CVM Instruction 308/99.

The work of BDO will begin with the review of the quarterly information of Oi for the first quarter of 2017.

Rio de Janeiro, March 30, 2017.

Ricardo Malavazi Martins

Chief Financial Officer and Investor Relations Officer

Oi S.A. – In Judicial Reorganization